Exhibit 10.2
Summary of Board Compensation

The following is a summary of the compensation for the non-employee directors serving on the Avanir Pharmaceuticals Board of Directors.

Annual Retainer Fee:	Dollars ($)

Chairman of the Board	$35,000
All other non-employee directors	$25,000
Committee Meeting Fees:	Dollars ($)

Audit Committee Chairman	$2,000
All other Audit Committee members	$1,500
Compensation Committee Chairman	$1,250
All other Compensation Committee members	$750
Corporate Governance Committee Chairman	$1,250
All other Corporate Governance Committee members	$750
Executive Committee Chairman	$1,250
All other Executive Committee members	$750
Shares underlying
Equity-based compensation	options (#)
Initial option grant to newly elected directors *	25,000
Annual option grant to directors who have served at least 6 months **	10,000

*	Option to purchase shares of Class A common stock granted with an exercise price equal to the fair market value of the common stock on the date of grant. Option vests (becomes exercisable) with respect to one-third of the underlying shares on the first anniversary of Board service and then with respect to one-twelfth of the underlying shares quarterly thereafter.

**	Option to purchase shares of Class A common stock granted with an exercise price equal to the fair market value of the common stock on the date of grant. Option is fully vested (exercisable) immediately on the date of grant.

Additionally, non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings and in attending continuing education seminars, to the extent that attendance is required by the Board or the committee(s) on which that director serves.